Exhibits 5.1, 8.1 and 23.1
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                               Sidley Austin LLP
                              787 Seventh Avenue
                           New York, New York 10019
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599


                                                                 July 12, 2006

HSBC Home Equity Loan Corporation I
2700 Sanders Road
Prospect Heights, Illinois  60070

              Re:  HSBC Home Equity Loan Trust (USA) 2006-1
                   Closed-End Home Equity Loan Asset-Backed Notes, Series 2006-1
                   -------------------------------------------------------------

Ladies and Gentlemen:

      We have acted as special counsel to HSBC Finance Corporation, a Delaware corporation ("HSBC Finance"), and HSBC Home Equity Loan Corporation I, a Delaware corporation (the "Depositor"), in connection with the issuance of $1,038,550,000 principal amount of Closed End Home Equity Loan Asset-Backed Notes, Series 2006-1 (the "Notes"). The Notes are being issued under and pursuant to the Indenture dated July 12, 2006 (the "Indenture") among HSBC Home Equity Loan Trust (USA) 2006-1, a Delaware statutory trust, as issuer (the "Issuer"), JPMorgan Chase Bank, National Association, a national banking association, as indenture trustee (the "Indenture Trustee"), HSBC Bank USA, National Association, a national banking association, as administrator (the "Administrator"), and U.S. Bank Trust National Association, a national banking association, as owner trustee with respect to the issuer (the "Owner Trustee"), and are being issued in connection with the transactions contemplated by (i) the Home Equity Loan Purchase Agreement, dated July 12, 2006 (the "Loan Purchase Agreement"), between the sellers named therein and the Depositor, as purchaser, (ii) the Transfer Agreement, dated July 12, 2006 (the "Transfer Agreement"), between the sellers named therein and the Issuer and (iii) the Sale and Servicing Agreement, dated as of July 12, 2006 (the "Sale and Servicing Agreement"), among the Depositor, HSBC Finance, as servicer, the Issuer, the Indenture Trustee and the Administrator. Pursuant to the Underwriting Agreement dated July 5, 2006 (the "Underwriting Agreement"), among the Depositor, HSBC Finance and HSBC Securities (USA) Inc., on its own behalf and as representative of the several underwriters of the Notes named therein, the underwriters named therein haved agreed to purchase the Notes and offer them to the public as contemplated therein.

      We have reviewed the following documents and all exhibits thereto for the purposes of rendering this opinion:

      (a)   Signed copy of the Indenture;

      (b)   Signed copy of the Loan Purchase Agreement;


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      (c)   Signed copy of the Transfer Agreement;

      (d)   Signed copy of the Sale and Servicing Agreement;

      (e)   Signed copy of the Underwriting Agreement;

      (f) Copy of the Trust Agreement dated as of June 30, 2006, between the Depositor and the Owner Trustee, as amended and restated by the Amended and Restated Trust Agreement dated July 12, 2006 (as so amended, the "Trust Agreement"), among HSBC Finance, the Depositor, the Owner Trustee and the Administrator, certified to be true and correct by the Secretary of the Issuer; and

      (g)   Specimens of the Notes.

      The documents listed in (a) through (g) above are collectively the "Specified Agreements".

      In rendering the opinions expressed below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have assumed and have not verified the accuracy as to factual matters of the representations and warranties of the Issuer in the Specified Agreements and certain representations of the Depositor. We have also reviewed such questions of law as we have considered necessary for purposes of the opinion expressed herein. We have assumed the due authorization, execution and delivery of all Specified Agreements (other than the Notes) by all the parties thereto, the due authorization, execution and authentication of the Notes, and that the Specified Agreements (other than the Indenture) are legal, valid and binding agreements of the parties thereto. We have assumed that the Issuer and each other party to any of the Specified Agreements has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it. We have assumed that this transaction is not part of another transaction or another series of transactions that would require the Issuer, any investor, or other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Sections 6011, 6111, or 6112 of the Internal Revenue Code of 1986, as amended.

      We have, for purposes of rendering the opinions in paragraphs 3 and 4 below, also relied on certain factual, numerical and statistical information derived from the assumptions used in pricing the Notes. In addition, we have relied on certain representations of the Depositor. Our opinions are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Specified Agreements other than those contained in the Specified Agreements. Furthermore, our opinions are based on the assumption that all parties to the Specified Agreements will comply with the terms thereof, including all tax reporting requirements contained therein.

      Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that:


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1.    The Indenture constitutes the legal, valid and binding agreement of the
      Issuer, enforceable against the Issuer in accordance with its terms, subject, as to enforceability, to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2. When the Notes have been issued and delivered against payment therefor pursuant to the Underwriting Agreement, such Notes will be legally and validly issued, fully paid and non-assessable, and entitled to the benefits of the Indenture.

3. The Issuer will not be treated as an association, a taxable mortgage pool or a publicly traded partnership taxable as a corporation for United States federal income tax purposes.

4. The Notes will be treated as indebtedness to a noteholder other than the holder of the Ownership Interest (as defined in the Trust Agreement) for United States federal income tax purposes.

      In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal tax laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

      The opinions set forth in paragraphs 3 and 4 herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed in paragraphs 3 and 4 herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Specified Agreements or the effect of such transactions.

      This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the Specified Agreements pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter unless we are specifically engaged to do so. This opinion letter is rendered only to the Depositor and investors in the Notes in connection with the transactions contemplated herein and may not be relied upon in connection with any transactions other than the transactions contemplated herein or, in the case of the opinions set forth in paragraphs 3 and 4 herein, if any of certain representations made to us by the Depositor are incorrect. This opinion letter may not be relied upon for any other purpose, or relied upon by any other party for any purpose, without our prior written consent.

      We hereby consent to the filing of this opinion as an exhibit to the Depositor's Current Report on Form 8-K dated the date hereof.



                               Very truly yours,

                               /s/ Sidley Austin LLP


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